EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion, made reference to the report of other auditors as it relates to amounts included for Federal-Mogul Corporation,  and contained an explanatory paragraph relating to the change in method of accounting for its investments with the adoption SFAS 157 and SFAS 159 in 2007), schedule, and internal control over financial reporting included in the Annual Report of Icahn Enterprises L.P. and subsidiaries on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement.  We hereby consent to the incorporation by reference of said reports and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

New York, New York
April 22, 2009